SECURITIES LENDING AGREEMENT:

Customer Agreement (Fund/Indemnified)

SECURITIES LENDING AGREEMENT

Customer Agreement

This Securities Lending Agreement, made as of this 3rd day of December, 2007 including all exhibits attached hereto, all of the terms of which are incorporated herein by reference, in each case, as amended and/or supplemented from time to time in accordance with the terms hereof (this “Agreement”), by and between U.S. Bank National Association (the “Bank”) and the Kinetics Portfolios Trust (the “Trust”), a Delaware statutory trust, on behalf of each respective series identified in Exhibit A attached hereto (each such series hereinafter referred to as a separate “Customer”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) which offers its shares in one or more separate series, with each such series representing a separate and distinct pool of cash, securities, and other assets; and

WHEREAS, the Trust desires to have the Bank engage in securities lending as each Customer’s agent with respect to certain Securities; and

WHEREAS, the Bank and the Trust desire to specify the terms and conditions under which such securities lending will be performed.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:

1.  Definitions:  For purposes hereof:

“Borrower” shall be, subject to the other provisions of this Agreement, one or more (i) broker-dealers registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”); (ii) broker-dealers exempt from registration under 15(a)(1) of the 1934 Act as a dealer in exempted Government Securities, or (iii) bank(s), with which the Bank or one of its agents has established a securities lending agreement whereby bank(s) may borrow Securities and which the Customer has expressly approved in accordance with the last sentence of this paragraph.  Such potential Borrowers are listed in Exhibit B attached hereto.  Borrowers may be added to or deleted from Exhibit B by (i) the Customer by means of written notice delivered by the Customer to the Bank, or (ii) by the Bank by means of written notice delivered by the Bank to the Customer which is confirmed by the Customer via letter, fax or e-mail.

“Borrower Agreement” shall have the meaning provided such term in Section 3(a) hereof.

“Business Day” shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of determining the Market Value of any Securities hereunder, such term shall mean a day on which regular trading occurs in the principal market for the Securities whose value is being determined. Notwithstanding the foregoing, in no event shall a Saturday or Sunday be considered a Business Day.

“Close of Trading” shall mean, with respect to any Security, the end of the primary trading session established by the principal market for such Security on a Business Day.

“Collateral” shall be collateral which the Bank shall receive from Borrower(s) to secure Loans on behalf of a Customer in the form of cash denominated in United States dollars ( “Cash Collateral”).

“Government Securities” shall mean government securities as defined in Section 3(a)(42)(A)-(C) of the 1934 Act.

“Loans” shall be the lending of Securities to Borrower(s).

“Loaned Securities” shall be those Securities which are loaned to the Borrower(s) by the Bank, securities identical to such Securities, or securities equivalent to such loaned Securities in the event of a reorganization, recapitalization or merger affecting the originally loaned securities.

“Margin Percentage” shall mean, with respect to any Loan as of any date, a percentage agreed to by the Borrower and the Bank, provided that in no event shall the Margin Percentage be less than 100% of the Market Value of the Loaned Securities.

“Mark to Market” shall be the procedure whereby the Bank determines the Market Value of securities Collateral and Loaned Securities.

“Market Value” shall be:

(i)  If the principal market for the securities to be valued is a national securities exchange in the United States, their Market Value shall be determined by their last sale price on such exchange at the most recent Close of Trading or, if there was no sale on the Business Day of the most recent Close of Trading, by the last sale price at the Close of Trading on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(ii)  If the principal market for the securities to be valued is the over-the-counter market, and the securities are quoted on The Nasdaq Stock Market (“Nasdaq”), their Market Value shall be the last sale price on Nasdaq at the most recent Close of Trading or, if the securities are issues for which last sale prices are not quoted on Nasdaq, the last bid price at such Close of Trading.  If the relevant quotation did not exist at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(iii)  Except as provided in Subsection (iv) of this definition, if the principal market for the securities to be valued is the over-the-counter market, and the securities are not quoted on Nasdaq, their Market Value shall be determined in accordance with market practice for such securities, based on the price for such securities as of the most recent Close of Trading obtained from a generally recognized source agreed to by the Bank and the Borrower(s) or the closing bid quotation at the most recent Close of Trading obtained from such a source. If the relevant quotation did not exist at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(iv)  The Market Value of a letter of credit shall be the outstanding amount thereof.

 “Offering Memorandum” shall mean the offering memorandum dated on or about April 25, 2007 relating to the Selected Series.

“Person” shall be any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

 “RIC” shall be the Mount Vernon Securities Lending Trust.

“Securities” shall be securities, of any type, that are owned or controlled by the Customer and that have been hereby approved for use in securities lending by the Customer.

“Selected Series” shall be the series of the RIC that is selected by the Customer for investment of Cash Collateral, as identified on the Customer Information Sheet attached hereto.  The Selected Series may be changed by the Customer upon thirty (30) days written notice to the Bank.

“Substitute Payments” shall mean payments in amounts equal to all distributions made to holders of Loaned Securities during the term of the loan, including, but not limited to, cash dividends, interest payments, shares of stock as a result of stock splits, and rights to purchase additional securities.

2.  Appointment and Acceptance.  The Customer hereby appoints the Bank as its agent for the purpose of lending Securities; and the Bank hereby agrees to accept such appointment and act in such capacity.

3.  Delivery of Securities; Receipt of Collateral; Return of Collateral.  Until given written notice of termination pursuant to Section 15, the Customer hereby authorizes the Bank, and the Bank agrees, to undertake the following:

(a)  To enter into and maintain securities loan agreements with Borrower(s) which set forth terms consistent with this Agreement.  The Customer acknowledges that the standard form(s) of Borrower Agreement(s) entered or to be entered with Borrowers will be substantially in the form of the most current Master Securities Loan Agreement produced by the Bond Market Association and the Customer authorizes the Bank to lend Securities to Borrower(s) pursuant to agreements substantially in the form thereof (each such agreement referred to herein as a “Borrower Agreement”).  The Customer may from time to time direct the Bank not to enter into loans with a Borrower, as the Customer specifies by written notice to the Bank, in each case notwithstanding the Customer’s prior approval of such Borrower in accordance with the terms contained herein.

(b)  To negotiate fees with Borrowers in connection with securities lending, subject to the following requirements.  In the case of a Loan for which the Collateral is Cash Collateral, the Bank shall negotiate a fee (the “Borrower Rebate Fee”) to be paid by the Bank to the Borrower on behalf of the Customer.

(c)  To deliver to Borrowers, from time to time, such Securities as the Bank may in its discretion select for securities lending in accordance with this Agreement.

(d)  To use the securities lending services and custodial services of other financial institutions, including, without limitation, FAF Advisors, Inc. (“FAF Advisors”) and other financial institutions that are agents or affiliates of the Bank as agents of the Bank, for the benefit of the Customer, as the Bank in its discretion shall determine to be necessary or desirable to perform securities lending on behalf of the Customer.

(e)  In connection with each Loan, to receive from the Borrower, at the time the Securities are loaned, Collateral of a value at least equal to 100% of the then current Market Value of the Loaned Securities.  Such Collateral shall be held as security by the Bank on behalf of the Customer for the due and punctual performance by the Borrower of any and all of the Borrower’s obligations under the Borrower Agreement.

(f)  To hold and safekeep the Collateral on behalf of the Customer with other securities lending collateral held by the Bank, provided that the Customer’s specific interest in the Customer’s Collateral shall at all times be noted in the records of the Bank, provided further, however, that all Collateral shall be held separate from any other securities held by the Bank on behalf of an other person or entity.

(g)  To invest Cash Collateral for the benefit of the Customer in the Selected Series.

(h)  Upon termination of any Loan, to liquidate Cash Collateral investments made with the Collateral and to return the Collateral to the Borrower in accordance with the Borrower Agreement so long as the Borrower is not in default and the Bank receives the Loaned Securities from the Borrower.

(i)  To receive from the Borrower Substitute Payments and to forward such Substitute Payments to the Customer.

(j)  To originate or terminate any Loan at any time as the Bank may in its discretion determine pursuant to the terms of this Agreement, without prior notice to the Customer.

(k)  In connection with the Customer’s Loaned Securities, to collect loan fees owed by Borrower(s) and income earned on Cash Collateral investments, and to dispose of such monies pursuant to Sections 3(b) and 8 of this Agreement.

(l)  To disclose to any Borrower, or to any Person to an investment entered into pursuant to Section 3(g) above, the name of the Customer and such other information required by such Borrower or such Person to enable such Borrower or such Person to comply with applicable federal or state law, as the Bank may in its discretion deem necessary.

(m)  To group the Customer’s Securities together with the securities of other securities lending customers for the purposes of facilitating Loans to Borrower(s).  The Customer acknowledges that whether particular Securities are loaned depends on many variables, including, but not limited to, the demand for a particular security by Borrower(s), the Bank’s automated queuing system for equitable utilization of all available securities for lending transactions,  and the quantity of a particular security that is held in the lendable pool, and that the Bank cannot ensure that the Customer’s Securities will become the subject of any particular Loan or that the Customer’s Securities will be loaned.

4.  Voting Rights.  Customer shall not retain voting rights of Loaned Securities while loaned to any Borrower.

5.  Mark to Market.  The Bank shall on a daily basis (a) Mark to Market Loaned Securities and Collateral.  If the Market Value of the Collateral at the Close of Trading on a Business Day is less than the Margin Percentage of the Market Value of the Loaned Securities at the Close of Trading on that Business Day, the Borrower shall deliver, by the close of business on the following Business Day, an additional amount of Collateral the Market Value of which, together with the Market Value of all previously delivered collateral, equals at least the Margin Percentage of the Market Value of the Loaned Securities as of such preceding day.  In the event that the Market Value of the Collateral exceeds the Margin Percentage of the Market Value of the Loaned Securities, part of the Collateral may be returned to the Borrower as long as the Market Value of the remaining Collateral equals at least the Margin Percentage of the Market Value of the Loaned Securities.

6.  Accountings.  The Bank shall include in a monthly report to the Customer daily information concerning all securities loans outstanding, including an accounting of all securities lending transactions.

7.  Loan Termination by Customer.

(a)  Unless otherwise agreed in writing, the Customer may, in its sole discretion, elect to terminate a Loan on a termination date established by notice given to the Bank prior to the close of business on a Business Day.  The termination date established by a termination notice shall be a date no earlier than the standard settlement date that would apply to a purchase or sale of the Loaned Securities, which date shall be determined in accordance with the terms of the Borrower Agreement.  Upon receipt of such notice, the Bank shall notify the appropriate Borrower for return of the Loaned Securities in accordance with the terms of the Borrower Agreement.

(b)  The Bank shall be deemed to have received appropriate notice as required by this Section 7 upon receipt of written or oral directions (i) signed or given by any person whose name and signature is listed on the most recent certificate delivered by the Customer to the Bank which lists those persons authorized to give directions in the name and on behalf of the Customer or (ii) signed or given by any other person(s), duly authorized by the Customer to give directions to the Bank hereunder or whom the Bank reasonably believes to be so authorized. Appropriate notice as required by this Section 7 shall include notice sent to the Bank by letter, memorandum, telegram, cable, telex, telecopy facsimile, video (CRT) terminal or other “on-line” system, or similar means of communication, or given over the telephone or in person.

8.  Fees.

(a)  The Customer shall pay fees to the Bank in the amount and at such times set forth on Exhibit C attached hereto and made a part hereof as though fully set forth herein.  The provisions of Exhibit C may be renegotiated at any time, are premised on the assumptions described therein and may be modified in the event the assumptions are no longer valid upon five days written notice by either party and may be amended by a separate writing between the Bank and the Customer.  The Bank shall charge such fees against the net income received as proceeds from securities lending transactions (after payment of any applicable Borrower Rebate Fees) (“Net Income”); provided, however, that if not so charged, the Customer shall pay such fees.

(b)  Any Borrower Rebate Fee incurred by a Customer arising from the receipt of cash as Collateral for Loaned Securities shall be charged against the gross income received by the Customer as proceeds from securities lending transactions and the Bank shall pay such Borrower Rebate Fee to the appropriate Borrower on behalf of the Customer; provided, however, that if not so charged, the Customer shall pay such Borrower Rebate Fee.

9.  Customer Representations and Warranties.

(a)  The Customer represents and warrants that: (i) the Customer has the legal right, power and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by the Customer will not violate any provision of its charter, bylaws or any other governing documents, or any law, or any regulation, interpretation or order of any court or other government agency, or judgment, applicable to the Customer; (iii) the Customer has obtained all necessary authorizations, including those from any persons who may have an interest in the Loaned Securities, including the consent or approval of any governmental agency or instrumentality; (iv) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which the Customer is a party or which is otherwise known to the Customer, including but not limited to, liens against and/or pledges of Securities; and (v) all persons executing this Agreement on behalf of the Customer and carrying out the transactions contemplated hereby on behalf of the Customer are duly authorized to do so.

(b)  The Customer represents and warrants that it is an “investment company” as that term is defined in the 1940 Act and that it will indicate each “affiliate” as that term is defined in the 1940 Act by instructing the Bank not to lend the Customer’s Securities to such Borrower by completion of Exhibit B hereto, such Exhibit B to be updated from time to time upon written notice to the Bank from the Customer.

(c)  The Customer is aware that it is possible to loan portfolio securities without incurring the loan fees payable pursuant hereto by administering such a program itself, rather than hiring the Bank.

(d)  The Customer represents and warrants that each Person who owns, controls or possesses securities which may be lent pursuant to this agreement is identified in the Customer Information Sheet attached hereto and made a part hereof as though fully set forth herein, such Customer Information Sheet to be updated from time to time upon written notice to the Bank from the Customer (the “Customer Information Sheet”) and that the tax identification number of such Person is set forth opposite such Person’s name on such Customer Information Sheet.

(e)  The Customer represents and warrants (i) that the information contained in the attached Customer Information Sheet is complete and accurate in all respects as of the date hereof and the Customer acknowledges and affirms that the Bank may rely upon the accuracy and completeness of the information contained in the Customer Information Sheet in complying with its obligations under applicable laws and regulations and (ii) that the Customer has reviewed and understands the Offering Memorandum.

(f)  The Customer represents and warrants that all recitals contained herein are true and correct in all respects.

10.  The Bank’s Responsibilities.  The Bank’s duties and responsibilities shall only be those expressly set forth in this Agreement.  The Bank hereby agrees that it shall at all times during the term of this Agreement exercise its reasonable care and efforts in performing its obligations hereunder.  The Bank will perform such obligations and responsibilities in accordance with all applicable laws, including, but not limited to Securities and Exchange Commission rules and regulations, as well as other interpretive guidance, no action positions or other pronouncements of the SEC and/or its staff.  In particular, the Bank intends to rely on the Securities and Exchange Commission no-action letters entitled Sife Trust Fund (Feb. 17, 1982), Norwest Bank Minnesota, N.A. (May 25, 1995) and The Chase Manhattan Bank (July 24, 2001) in performing its responsibilities under this Agreement.  Neither the Bank nor its agents shall be responsible for any loss or liability arising from their performance of the Bank’s duties under this Agreement, except for direct loss or liability (but not consequential or punitive damages) arising from the Bank’s, or its agent’s, willful misfeasance, bad faith or gross negligence in the performance of the Bank’s duties under this Agreement.  The Bank agrees to reimburse each Customer and to hold each Customer harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel incurred by each Customer which each Customer may sustain or incur or which may be asserted against each Customer by reason of or as a result of the Bank’s, or it’s agents’ willful misfeasance, bad faith or gross negligence in the performance of the Bank’s duties under this Agreement.  In no event shall the Bank be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

11.  Customer Responsibilities.

(a)  The Customer agrees to (i) promptly notify the Bank of any change that the Customer wishes to make to Exhibit B, (ii) promptly notify the Bank if any information contained in the Customer Information Sheet becomes inaccurate or untrue and (iii) indemnify the Bank for any losses resulting from the Customer’s failure to adhere to the provisions of Subsection (a) of this Section 11.

(b)  The Customer agrees that, to the extent any loss arising out of investments of Cash Collateral in the Selected Series results in a deficiency in the amount of Collateral available for return to a Borrower, the Customer shall pay to the Bank, on demand, cash in an amount equal to such deficiency.

(c)  The Customer acknowledges that the Bank is acting as an agent on the Customer’s behalf in connection with the lending of the Customer’s assets and the investment of cash received as Collateral for such Loans. The Customer understands that it bears the risks of investment loss, including any decline in value of Cash Collateral investment and loss resulting from any securities lending default by a Borrower.

(d)  The Customer acknowledges that it is responsible for paying any taxes that are incurred as a result of Loans made on behalf of the Customer, and the Customer agrees that it shall reimburse the Bank for any taxes paid on Customer’s behalf by the Bank.

(e)  The Customer agrees to reimburse the Bank and to hold the Bank harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel incurred by the Bank which the Bank may sustain or incur or which may be asserted against the Bank by reason of or as a result of any action taken or omitted by the Bank in connection with operating under this Agreement (including, but not limited to, actions or omissions related to the lending of Securities to Borrower(s) or the holding or investment of Collateral or resulting from the Customer’s failure to comply with its obligations under Section 11(a) hereof) other than those costs, expenses, damages, liabilities or claims arising out of the Bank’s gross negligence, bad faith or willful misfeasance, as adjudicated by a court of competent jurisdiction.  The foregoing shall be a continuing obligation of the Customer and the Customer’s successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement.  The Bank may charge any amounts to which it is entitled hereunder against the account in which the Customer’s Securities are held.

12.  Indemnification.

(a)  In the event of a Borrower’s material default of the terms and conditions of the Borrower Agreement, the Bank shall promptly:

(i)  take all actions the Bank deems appropriate, in its discretion, to liquidate the Collateral,

(ii)  at its own expense, but subject to the Customer’s obligations pursuant to Section 11(c) hereto, replace as soon as reasonably practicable such Loaned Securities with identical securities or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer of the Loaned Securities, or

(iii)  if the Bank is unable to obtain replacement securities, the Bank shall provide the Customer with immediately available funds in an amount equal to the Market Value of such Loaned Securities.  The Market Value shall be calculated (1) in the case of a Borrower insolvency, on the date of such insolvency, or (2) in the case of a Borrower’s failure to return Loaned Securities, on the date that the Bank deposits funds to the Customer’s account pursuant to this section 12(a)(iii).

(b)  If the Market Value of the Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to provide equivalent funds to the Customer as a result of a decrease in the Market Value of investments of Cash Collateral, the Bank will not be responsible for such decrease.  In such event, the Bank shall purchase and deposit replacement securities, or deposit cash to the Customer’s account, in an amount equal to the then current Market Value of Cash Collateral investments. If the Market Value of the Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to credit equivalent funds to Customer’s account as a result of any reason other than a decrease in the Market Value of investments of Cash Collateral, Bank shall pay such additional amounts as are necessary to purchase replacement securities in an amount equal to the Market Value of such Loaned Securities or credit equivalent funds to Customer’s account as of the date of such replacement.  The Bank shall not be liable for any appreciation in the Market Value of the Loaned Securities subsequent to such date.

(c)  The Customer agrees that the Bank shall be subrogated to the rights of the Customer in the Collateral and against the Borrower to the extent of any amount paid by the Bank to the Customer hereunder.

(d)  Except as provided for herein, the Bank shall have no additional liability to the Customer relating to any Borrower’s failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Borrower Agreement.

(e)  Notwithstanding the foregoing, the Bank shall not be required to act inconsistently with (i) any court or government agency order regarding the Customer’s Collateral or (ii) the Borrower Agreement.

(f)  With respect to its use in this Section 12, a Borrower’s “insolvency” is defined to mean any of the following:  (i) the Borrower shall commence any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property; (ii) any case, proceeding or appointment referred to in the preceding Clause (i) shall be commenced against the Borrower, or any application shall be filed against the Borrower for a protective decree under the provisions of the Securities Investor Protection Act of 1970 as amended, any of which (aa) is consented to or not timely contested by the Borrower, (bb) results in the entry of any order for relief, such an appointment, the issuance of such a protective decree or the entry of any order having a similar effect, or (cc) is not dismissed within 15 days; (iii) the Borrower shall make a general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts as they become due.

13.  Agreement Modification.  This Agreement, together with the Exhibits hereto, contains a complete statement of the parties with respect to its subject matter, supersedes all existing agreements between them concerning the subject and cannot be amended or modified in any manner except by a written agreement executed by all parties hereto.  Notwithstanding the foregoing, Exhibit B may be amended in the manner set forth in the definition of “Borrower” contained in Section 1 and the fee schedule set forth in Exhibit C may be renegotiated and amended in the manner set forth in Section 8(a).

14.  Notice.  Any notice required to be given in writing under this Agreement shall be delivered by hand or mailed by registered mail, postage prepaid, to FAF Advisors, Inc., 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention:  Securities Lending, or such other address provided by the Bank, and to the Customer at the most recent address of such party provided to the Bank.

15.  Termination.  This Agreement may be terminated at any time by the Bank or any Customer upon thirty (30) days prior written notice to the other party.  In the event the Agreement is terminated by the Customer prior to the expiration of 14 months from the date of execution of the Agreement, the Customer shall pay the Bank an amount equal to 25% of the Net Income from the date of the Agreement’s execution until the termination date, less any amounts previously received by the Bank, unless this Agreement is terminated because the Bank has breached this Agreement.  Upon termination, all outstanding Loans, unless the Customer specifies otherwise, shall remain outstanding until such Loans terminate pursuant to the securities loan agreement with Borrower, even if such date is past the termination date established by either party pursuant to this Section 15 (but subject to Section 7 and to any other agreement between the Customer and the Bank).

16.  Assignment.  This Agreement shall not be assignable by the Bank or the Customer without the written consent of the other party, except that the Bank may assign this Agreement to an affiliate of the Bank acceptable to the Customer.  Subject to the preceding sentence hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

17.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to its conflicts or choice of law principles.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

Kinetics Portfolios Trust

By: /s/ Leonid Polyakov

Name: Leonid Polyakov

Its: Treasurer

Date: 11/28/2007

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Kenneth L. Delecki

Name: Kenneth L. Delecki

Its: Product Manager, Securities Lending

Date: 12/3/07

EXHIBIT A

List of Customers

The Internet Emerging Growth Portfolio
The Internet Portfolio
The Market Opportunities Portfolio
The Medical Portfolio
The Paradigm Portfolio
The Small Cap Opportunities Portfolio
The Water Infrastructure Portfolio
The Multi-Disciplinary Portfolio

EXHIBIT B

APPROVED BORROWERS

The following entities are pre-approved as “Borrowers” pursuant to Section 1 of the Agreement unless the Customer places an “X” on the line across from a Borrower name.

Abbey National Securities, Inc.
ABN Amro Bank N.V. New York Branch
ABN Amro Incorporated
Ameritrade Clearing
Bank of America Securities, LLC
Barclays Capital Inc.
Bear, Stearns and Co. Inc.
Bear, Stearns Securities Corp.
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Cantor Fitzgerald Securities
CIBC World Markets
Citigroup Global Markets, Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank NA
Deutsche Bank Securities, Inc.
Dresdner Kleinwort Wasserstein Securities, LLC
First Clearing, LLC (Wachovia Corp.)
Fortis Securities, LLC
Goldman Sachs & Co., Incorporated
RBS Greenwich Capital, Inc.
HSBC Securities (USA), Inc.
ING Financial Markets, LLC
Jefferies & Company, Inc.
Lehman Brothers, Inc.
Merrill Lynch Government Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith, Inc.
Morgan Stanley & Co., Inc.
J.P. Morgan Securities, Inc.
J.P. Morgan Chase Bank
Raymond James & Associates, Incorporated
RBC Dain Rauscher
RBC Capital Markets Corporation
SG Americas Securities, LLC
Societe Generale, New York Branch
Swiss American Securities, Incorporated
UBS Securities LLC
Wachovia Bank NA
Wachovia Securities, Inc.

Please Initial Here to Approve Borrowers __________

EXHIBIT C

LOAN FEE SCHEDULE

The Bank shall be paid a fee for administering the securities lending program for the Customer(s).

The Bank’s fee shall be calculated daily and retained monthly by the Bank against the Net Income received by the Customers’ aggregate Net Income in such an amount equal to:

__ percent (__%) of the first $____________ of the Net Income (assuming $____________ of Net Income, $____________ will be received by the Customer(s) and $___ will be received by the Bank);

____ percent (____%) of the next $________ of Net Income (assuming additional $_______ of Net Income, $__ will be received by the Customer(s) and $_________ will be received by the Bank);

___ percent (___%) of the next $___________ of Net Income (assuming additional $________ of Net Income, $_________ will be received by the Customer(s) and $__________ will be received by the Bank);

___ percent (___%) of the next 1.5 million of Net Income (assuming additional $____________ of Net Income, $____________ will be received by the Customer(s) and $_________ will be received by the Bank);

___ percent (___%) of the next ________ of Net Income (assuming additional $_________ of Net Income, $_________ will be received by the Customer(s) and $__________ will be received by the Bank);

___ percent (___%) of the next __________ of Net Income (assuming additional $__________ of Net Income, $__________ will be received by the Customer(s) and $___________ will be received by the Bank);

___ percent (___%) of the remaining Net Income will be received by the Bank.

Note:  This Loan Fee Schedule assumes:

1.	Cash Collateral is invested in the Mount Vernon Securities Lending Prime Portfolio.
2.
That 100% of the Customer’s Securities are available to loan, that the Securities will not be blocked or recalled during corporate events and that the Customer’s investment manager will limit recalls for proxy voting to material votes.

3.
That each Customer’s turnover rate remains relatively consistent with the turnover listed in the Customer’s most recent shareholder report or the industry standards for the style category for each Customer that has not posted a turnover rate.

4.	That each Customer’s dividend entitlement by country is consistent with mutual fund standards, that there is no gross-up related to the Jobs Growth Act, and that loans over record dates are permitted.
5.	That the Bank will have access to all of the Securities held by each Customer for the entire period of the Agreement.